QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

Telephone and Data Systems, Inc.
30 North LaSalle Street
Suite 4000
Chicago, Illinois 60602

March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

        Re:    Confirmation of Arthur Andersen, LLP Representations

Ladies and Gentlemen:

        Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Telephone and Data Systems, Inc. (the "Company") has obtained a letter of representation from Arthur Andersen LLP ("Andersen"), the independent public accountant engaged by the Company to examine the Company's financial statements (the "Financial Statements") that are included in the Form 10-K to which this letter is filed as an exhibit, stating that:

  •
  the audit of the Financial Statements was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and

  •
  there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.
Very truly yours,
TELEPHONE AND DATA SYSTEMS, INC. By: /s/ D. Michael Jack Name: D. Michael Jack Title: Vice President and Controller (Principal Accounting Officer)

QuickLinks

Exhibit 99
Telephone and Data Systems, Inc. 30 North LaSalle Street Suite 4000 Chicago, Illinois 60602 March 27, 2002